Exhibit 15.1

                          [ARTHUR ANDERSEN LETTERHEAD]





January 22, 1998





Federal Express Corporation:

We are aware that Federal Express Corporation has incorporated by reference in this Form S-8 Registration Statement its form 10-Qs for the quarters ended August 31, 1997 and November 30, 1997, which include our reports dated October 6, 1997 and January 12, 1998, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the registration statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly Yours,



Arthur Andersen LLP